Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by AIB Acquisition Corporation of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of AIB Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: October 28, 2021	/s/ David Knower
David Knower